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                                                                    EXHIBIT 11.1

                         AMREIT, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE


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                                            For the Year Ended December 31,
                                                1998               1997
                                           --------------       ----------
BASIC EARNINGS (LOSS) PER SHARE:

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING                   2,226,403         1,563,048
                                           ==============       ===========

NET INCOME (LOSS)                            ($1,805,786)         $538,857
                                           ==============       ===========


BASIC EARNINGS (LOSS) PER SHARE                   ($0.81)            $0.34
                                           ==============       ===========


DILUTED EARNINGS (LOSS) PER SHARE:

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING                   2,226,403         1,563,048

SHARES ISSUABLE FROM ASSUMED
   CONVERSION OF STOCK WARRANTS                        -            61,169
                                           --------------       -----------

TOTAL WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING, AS ADJUSTED             2,226,403         1,624,217
                                           ==============       ===========


NET INCOME (LOSS)                            ($1,805,786)         $538,857
                                           ==============       ===========

DILUTED EARNINGS (LOSS) PER SHARE                 ($0.81)            $0.33
                                           ==============       ===========
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